EXHIBIT 8.1

[BLACKWELL SANDERS PEPER MARTIN LLP LETTERHEAD]

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June 4, 2007

Monmouth Real Estate Investment Corporation

Juniper Business Plaza

Suite 3-C

3499 Route 9 North

Freehold, New Jersey 07728

Re:    Monmouth Real Estate Investment Corporation

Dear Ladies and Gentlemen:

We are special legal counsel to Monmouth Real Estate Investment Corporation, a Maryland corporation (“Monmouth REIT”), and have represented Monmouth REIT in connection with the preparation of the “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders” section of its Registration Statement on Form S-4, File No. 333-142590 (the “Registration Statement”) relating to the merger of a wholly-owned subsidiary of Monmouth REIT with and into Monmouth Capital Corporation (the “Transaction”). We have not represented Monmouth REIT in connection with any portion of the Registration Statement other than the portion under the caption “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders.” You have requested our opinion on certain federal income tax matters in connection with the Transaction. For the purposes of this Opinion Letter, the term “Subsidiary” means any corporation, limited partnership or limited liability company for which Monmouth REIT owns fifty percent (50%) or more of the outstanding equity interests.

In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) Monmouth REIT’s Delaware Certificate of Incorporation prior to Monmouth REIT’s reincorporation in Maryland, Articles of Incorporation, and Articles Supplementary Establishing and Fixing the Rights and Preferences of 7.625% Series A Cumulative Redeemable Preferred Stock, each as filed with the applicable state agency and as in effect from October 1, 2002, forward; (iii) Monmouth REIT’s Bylaws, as amended, and as in effect from October 1, 2002, forward; and (iv) the organizational documents of each Subsidiary, as amended.

KANSAS CITY, MISSOURI ♦ ST. LOUIS, MISSOURI ♦ OVERLAND PARK, KANSAS ♦ OMAHA, NEBRASKA

SPRINGFIELD, MISSOURI ♦ EDWARDSVILLE, ILLINOIS ♦ WASHINGTON, D.C. ♦ LONDON, UNITED KINGDOM

AFFILIATES: LEEDS ♦ MANCHESTER ♦ MEXICO CITY ♦ MONTREAL ♦ TORONTO ♦ VANCOUVER

Monmouth Real Estate Investment Corporation

June 4, 2007

For purposes of this Opinion, we have assumed that Monmouth REIT was properly qualified as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”) for the taxable years ending September 30, 1968 through September 30, 2002. Furthermore, with respect to matters of fact, in rendering this opinion we have with your consent relied upon the representations of fact set forth in certificates of officers of Monmouth REIT (the “Officers’ Certificates”). Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officers’ Certificates and the underlying assumptions upon which they are based, nothing has come to the attention of Raymond Kreienkamp or Page Pardo, the attorneys primarily responsible for the preparation of the discussions in the Registration Statement under the caption “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders,” that would cause them to question such representations.

Based upon the foregoing, and the discussions in the Registration Statement under the caption “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders” (which are incorporated herein by reference), we are of the opinion that: (1) based on the Officers’ Certificates, for its taxable years ended September 30, 2003 through September 30, 2006, Monmouth REIT has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code; (2) based on the Officers’ Certificates, Monmouth REIT’s current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code for its September 30, 2007 taxable year and thereafter; (3) based on the Officers’ Certificates, Route 9 Acquisition, Inc. is a “qualified REIT subsidiary” as defined in section 856(i) of the Code; and (4) the federal income tax discussion described in the Registration Statement under the caption “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders” is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to therein.

We note, however, that the ability of Monmouth REIT to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within Monmouth REIT’s control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Officer’s Certificate and this letter will continue to be accurate in the future. In addition, our opinions are based on the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service, cases or other relevant authority, and the status of Monmouth REIT as a real estate investment trust for federal income tax purposes may be affected by changes in the Code, the Regulations and other relevant authority.

Monmouth Real Estate Investment Corporation

June 4, 2007

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Material United States Federal Income Tax Considerations of Monmouth REIT and its Stockholders” in the prospectus which forms a part of the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

This opinion is based solely on the state of the law as of the date of this opinion, and we specifically disclaim any obligation to monitor any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein.

Very truly yours,

/s/ Blackwell Sanders Peper Martin LLP